UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 14, 2010

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On April 14, 2010, UTEK Corporation, doing business as Innovaro (the “Company”), agreed to make an equity investment in Verdant Ventures Advisors, LLC, a Delaware limited liability company, (“Verdant Ventures”), through the contribution of              shares of the Company’s common stock in connection with Verdant Ventures’ formation. Verdant Ventures will operate as an independently managed technology transfer venture fund. The Company’s capital contribution represents a 15% ownership interest in Verdant Ventures.

Pursuant to the terms of Verdant Ventures’ limited liability company agreement, Verdant Ventures may sell, subject to compliance with applicable state and federal securities laws, up to one-third of the Company’s contributed shares each year during a three-year period from the date the Company first contributed the shares to Verdant Ventures. Verdant Ventures’ limited liability agreement also permits it to seek a waiver from the Company regarding the foregoing limitations, which waiver may not be unreasonably withheld by the Company.

In addition, the Company has the right to withdraw from Verdant Ventures and receive the return of a portion of its capital contribution if, on the first, second or third year anniversaries of the date of its capital contribution to Verdant Ventures, Verdant Ventures has not identified and funded a specified number of investments in the Company’s clients.

The offer and sale by the Company of shares of its common stock to Verdant Ventures in connection with the above-described transaction was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

On April 8, 2010, the Company issued a press release regarding the formation of Verdant Ventures. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable.

(b) Not applicable

(c) Not applicable

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated April 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2010	UTEK CORPORATION

/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer